Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF INTERMEDIATE

You should read the following discussion and analysis of Intermediate’s financial condition and results of operations together with Intermediate’s financial statements and the related notes included elsewhere in this proxy statement. Some of the information contained in this discussion and analysis is set forth elsewhere in this proxy statement, including information with respect to Intermediate’s plans and strategy for its business and related financing, and includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” Intermediate’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Throughout this section, unless otherwise noted “we,” “us,” “our” and the “Company” refer to Intermediate.

Overview

We are a renewable energy company specializing in the conversion of synthesis gas, or syngas, derived from diverse feedstocks, such as biomass, MSW and mixed plastics, as well as natural gas (including synthetic natural gas) and other feedstocks, into liquid hydrocarbons that can be used as gasoline through an innovative and proprietary liquid fuels technology, the STG+ process. Through our STG+ process, we convert syngas into RBOB gasoline. We are focused on the development of technology and commercial facilities aimed at turning waste and other bio-feedstocks into a usable stream of syngas which is then transformed into a single finished fuel, such as gasoline, without any additional refining steps. The availability of biogenic MSW and the economic and environmental drivers that divert these materials from landfills will enable us to utilize these waste streams to produce renewable gasoline from modular production facilities with expected capacity to produce between approximately seven million to 30 million gallons of renewable gasoline per year.

Our commercial production facilities will be based on our proprietary and innovative STG+ technology, which provides a scalable process that will deliver cost-effective renewable gasoline. Our core technology, STG+, can be combined with third party gasification technology to generate approximately seven million to 30 million gallon per year renewable gasoline production facilities. STG+ is focused on simplification and efficiency versus traditional Fischer-Tropsch processes and we believe this results in cost-effective, and modular, production facilities that can be co-located close to feedstocks or end-use markets.

Formation

On July 29, 2020, Green Energy Partners, Inc. (“GEP”), formed by the Chief Executive Officer of Intermediate, and an additional individual (the “Founders”), entered into an asset purchase agreement with Primus Green Energy, Inc. (“Primus”) to purchase the assets of Primus. The assets under the asset purchase agreement included a demonstration facility, a laboratory, office space, and intellectual property including the patented STG+ process technology.

GEP then assigned its rights under the asset purchase agreement to a newly formed subsidiary of Intermediate. Immediately following the closing of the asset purchase agreement, the GEP Founders sold 100% of their membership interests to BEP Clean Fuels Holdings, LLC, a Delaware limited liability company (“BEP”) a wholly owned subsidiary of the Bluescape Energy Recapitalization and Restructuring Fund IV LP, in exchange for agreeing to make the payments under the asset purchase agreement as well as other capital contributions and a contingent payment. BEP ultimately contributed the membership interests down to its wholly owned subsidiary Bluescape Clean Fuels Holdings, LLC which then immediately contributed the membership interest down to its wholly owned subsidiary Intermediate. Intermediate held the acquired assets through Bluescape Clean Fuels, LLC. Since acquiring the assets from Primus, we have developed the use and application of the technology acquired to focus on the renewable energy industry.

The Transactions

We entered into the Business Combination Agreement with CENAQ on August 12, 2022. Pursuant to the Business Combination Agreement, on February 15, 2023, (i) (A) CENAQ contributed to OpCo (1) all of its assets (excluding its interests in OpCo and the SPAC Stockholder Redemption Amount) and (2) the Holdings Class C Shares and (B) in exchange therefor, OpCo issued to CENAQ a number of Class A OpCo Units equal to the number of total shares of Class A Common Stock issued and outstanding immediately after the Closing (taking into account the PIPE Financing and following the exercise of Redemption Rights) and (ii) immediately following the SPAC Contribution, (A) Holdings contributed to OpCo 100% of the issued and outstanding limited liability company interests of Intermediate and (B) in exchange therefor, OpCo transferred to Holdings (1) the Holdings OpCo Units and the Holdings Class C Shares. Holdings holds 22,500,000 OpCo Units and an equal number of shares of Class C Common Stock.

The business combination will be accounted for akin to a common control reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. The Business Combination will not be treated as a change in control of Intermediate. This determination reflects Holdings holding a majority of the voting power of Verde Clean Fuels, Intermediate’s pre-Business Combination operations being the majority post-Business Combination operations of Verde Clean Fuels, and Intermediate’s management team retaining similar roles at Verde Clean Fuels. Further, Holdings will continue to have control of the board of directors through its majority voting rights.

Under the guidance in the FASB ASC 805, Business Combinations, for transactions between entities under common control, the assets, liabilities, and noncontrolling interests of CENAQ and Intermediate are recognized at their carrying amounts on the date of the Business Combination. Under this method of accounting, CENAQ will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Intermediate issuing stock for the net assets of CENAQ, accompanied by a recapitalization.

The most significant change in Verde Clean Fuel’s future reported financial position and results is a net increase in cash (as compared to Intermediate’s financial position as of September 30, 2022) of $37.3 million.

Key Factors Affecting Our Prospects and Future Results

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including competition from other carbon-based and other non-carbon-based fuel producers, changes to existing federal and state level low-carbon fuel credit systems, and other factors discussed under the section titled “Risk Factors.” We believe the factors described below are key to our success.

Commencing and Expanding Commercial Operations

In April 2022, we commenced a pre-FEED study for our first commercial production facility, and we are actively engaged in activities associated with securing the location, feedstock, utility interconnections, and front-end gasification for our first commercial facility. We believe our commercialization activities are being completed at a pace that can support first commercial production of renewable gasoline as early as 2024.

We have three additional production facilities planned and four additional identified potential production facility development opportunities. We believe the number of planned and identified potential production facilities bode well for our potential future success.

Successful Implementation of the first commercial facility

A critical step in our success will be the successful construction and operation of the first commercial production facility using our patented STG+ technology. We expect that the first commercial production facility could be operational as early as 2024.

Protection and continuous development of our patented technology

Our ability to compete successfully will depend on our ability to protect, commercialize, and further develop our proprietary process technology and commercial facilities in a timely manner, and in a manner technologically superior to and/or are less expensive than competing processes.

Key Components of Results of Operations

We are an early-stage company and our historical results may not be indicative of our future results. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.

Revenue

We have not generated any revenue to date. We expect to generate a significant portion of our future revenue from the sale of renewable RBOB grade gasoline primarily in markets with federal and state level low-carbon fuel credit systems.

Expenses

General and Administrative Expense

G&A expenses consist of compensation costs for personnel in executive, finance, accounting, and other administrative functions. G&A expenses also include legal fees, professional fees paid for accounting, auditing and consulting services, and insurance costs. Following the business combination, we expect we will incur higher G&A expenses for public company costs such as compliance with the regulations of the SEC and the Nasdaq Capital Market.

Research and Development Expense

Our research and development (“R&D”) expenses consist primarily of internal and external expenses incurred in connection with our R&D activities. These expenses include labor directly performed on our projects and fees paid to third parties working on and testing specific aspects of our STG+ design and gasoline product output. R&D costs have been expensed as incurred. We expect R&D expenses to grow as we continue to develop the STG+ technology and develop market and strategic relationships with other businesses.

Income Tax Effects

We are a limited liability company that is treated as a partnership for tax purposes, with each of our members accounting for its share of tax attributes and liabilities. Accordingly, there are no current or deferred income tax amounts recorded in our financial statements.

Results of Operations

Comparison of the Interim Periods Ended September 30, 2022 and 2021

	Nine Months Ended September 30,
	2022	2021
General and administrative expense	$(3,338,467)	$(2,610,928)
Contingent consideration	7,181,000	-
Research and development expense	(242,353)	(411,941)
Income (loss) from operations	3,600,180	(3,022,869)
Net income (loss)	$3,600,180	$(3,022,869)

General and Administrative

The increase in General and administrative expenses of $728 thousand during the nine months ended September 30, 2022 versus the same period in 2021 was primarily due to an increase of $325 thousand in accounting and audit fees, an increase of $127 thousand in professional and consulting fees primarily related to our ongoing project commercialization efforts and a $101 thousand increase related to feedstock supply and renewable fuel credit studies prepared by outside consultants. General and administrative expenses was also impacted by a $160 thousand net increase in compensation expense primarily related to an adjustment to account for the correction of grant date fair value of our Series A Incentive Units.

Contingent Consideration

The reduction in the contingent consideration liability of $7.2 million was primarily due to a reduction in the probability of payment following an amendment to the terms and conditions of this arrangement during the third quarter of 2022, and due to the increased likelihood of closing the Business Combination with the SPAC, at which time the contingent payment would be forfeited. We also updated assumptions related to the incremental time transpired since the closing date of our Primus asset purchase and increased the discount rate (WACC) (including the risk free rate) used in the valuation. Between July 31, 2020 (inception) and September 30, 2021, we determined that the contingent consideration liability did not significantly change due to the low likelihood of achieving the return on investment hurdles associated with the contingent payment.

Research and Development

The $170 thousand decrease in Research and development expenses was driven by a decrease in consulting and outside contractor billings on a fuel testing analysis and billings on two ongoing development projects. Such activity did not reoccur during the nine months ended September 30, 2022.

Comparison of the Year Ended December 31, 2021 and Period from July 31, 2020 (Inception) to December 31, 2020

	Year Ended December 31, 2021	For the Period From July 31, 2020 (Inception) to December 31, 2020
General and administrative expenses	$12,415,580	$1,357,296
Research and development expenses	509,545	109,409
Loss from operations	12,925,125	1,466,705
Net loss	$12,925,125	$1,466,705

General and Administrative

The approximately $11.1 million increase in General and administrative expenses during the year ended December 31, 2021 versus the period from inception (July 31, 2020) to December 31, 2020 was primarily due to an approximately $8.8 million increase in contingent consideration payable to certain employees and consultants of Intermediate that could become payable in the event that certain return on investment hurdles are met within five years. We remeasured the estimated payments under this arrangement and recorded an estimate of amounts payable under such arrangement. In measuring the estimated amount payable under this arrangement as of December 31, 2021, we took into consideration the business combination with CENAQ (as a non-binding term sheet was entered into in December of 2021) and the specified contractual return hurdles. Such contingent consideration arrangement, while reflected as a liability of Intermediate, was contractually entered into by the parent entity of Intermediate, or Holdings. Following the business combination, such arrangement will be settled by the parent entity (Holdings).

The remaining approximately $2.3 million increase during the year ended December 31, 2021 versus the period from inception (July 31, 2020) to December 31, 2020 was primarily due to a $120 thousand increase in employee bonus accruals, a $90 thousand increase in accounting and finance contractor billings, a $36 thousand increase in directors and officers insurance premiums, a $60 thousand increase in legal and professional expenses related to project developments, and a $36 thousand increase due to higher travel expenses associated with project developments. The remaining approximately $1.9 million increase is due to seven additional months during the year ended December 31, 2021 versus the period from inception (July 31, 2020) to December 31, 2020.

Research and Development

The approximately $400 thousand increase in R&D expenses of approximately for the year ended December 31, 2021 versus the period from inception (July 31, 2020) to December 31, 2020 was due to a $240 thousand increase due to higher consultant expenses related to two ongoing development projects. The remaining approximately $160 thousand increase is due to seven additional months during the year ended December 31, 2021 versus the period from inception (July 31, 2020) to December 31, 2020.

Liquidity and Capital Resources

Liquidity

We measure liquidity in terms of our ability to fund the cash requirements of our R&D activities and our near term business operations, including our contractual obligations and other commitments. Our current liquidity needs primarily involve General and administrative and R&D activities for the ongoing commercialization of our first production facility and associated plant design.

We had $1.4 million in cash and cash equivalents as of September 30, 2022 (compared to $88 thousand as of December 31, 2021).

Since inception, we have incurred significant operating losses, have an accumulated deficit of $10.8 million as of September 30, 2022 and negative operating cash flow during the nine months ended September 30, 2022 and 2021, as well as for the year ended December 31, 2021. Management expects that operating losses and negative cash flows may increase because of additional costs and expenses related to the development of technology and the development of market and strategic relationships with other companies. Our continued solvency is dependent upon our ability to obtain additional working capital to complete our product development, to successfully market our product and to achieve commerciality of our products.

We expect an aggregate of $727 million of capital expenditures through 2024 as we construct our first four commercial production facilities and we expect 70% of such capital requirements, or approximately $509 million, will be met with project financing, industrial revenue bonds, or pollution control bonds, or some combination of debt financing. The $37.3 million of net proceeds raised at closing of the transaction with CENAQ will contribute to the equity capital portion of our capital expenditure requirements through 2024, or approximately $218 million. We also expect to earn interest income on the net proceeds raised at closing during the ongoing development and construction of our facilities through 2024, and that such interest income will be utilized towards capital expenditures or for general and administrative expenses. While we have been in discussions with banks and other credit counterparties regarding project financing, industrial revenue bonds, or pollution control bonds, and these discussions have led to indications of debt financing equivalent to 70% of our capital expenditure requirements, there can be no assurance that we will be successful in obtaining such financing. Further, given the proceeds raised in our transaction with CENAQ are less than $218 million, our development timeline may be delayed and will require raising of additional equity or debt capital. As our transaction with CENAQ only resulted in $37.3 million of net proceeds, we expect that we will only be able to construct one of our first four planned production facilities with the proceeds from the CENAQ transaction. This could result in materially less future revenue and EBITDA compared to unaudited prospective financial projections included in our previous proxy.

To date, we have not generated any revenue. We do not expect to generate any meaningful revenue unless and until we are able to commercialize our first production facility, and our financial projections anticipate certain gasoline sales income from our first facility, that is not assured, will be recycled into capital expenditures in 2024 and beyond. We believe that the proceeds of the business combination (including the related private placement) may be sufficient to reach commercialization of our first production facility (after including 70% of assumed debt financing of the capital expenditure requirements). However, if we are unable to obtain debt financing, or if expenditures exceed our estimates, we may require additional equity or debt capital to complete our first production facility. Additionally, while we expect to be able to construct our first facility through the combination of transaction proceeds and debt financing, we will require additional equity or debt capital to develop the remaining three of our first four planned production facilities and to fund operations for the foreseeable future. We also expect our costs to increase in connection with advancement of our production facilities towards commercialization. In addition, we expect to incur additional costs associated with operating as a public company. If costs associated with the advancement of our production facilities towards commercialization or costs associated with operating as a public company exceed our expectations, this may also require us to seek additional capital funding sources.

Summary Statement of Cash Flows for the Interim Periods Ended September 30, 2022 and 2021

The following table sets forth the primary sources and uses of cash and cash equivalents for the periods presented below:

	Nine Months Ended September 30,
	2022	2021
Net cash used in operating activities	$(2,311,710)	$(1,949,507)
Net cash used in investing activities	(4,411)	(290,097)
Net cash provided by financing activities	3,669,350	1,955,038
Net increase (decrease) in cash and cash equivalents	$1,353,229	$(284,566)

Cash Flows used in Operating Activities

Net cash used in our operating activities increased during the nine months ended September 30, 2022 versus the same period in the prior year primarily due to higher General and administrative expenses (after excluding non-cash activities such as changes in our contingent consideration payable and unit-based compensation expense). The higher General and administrative expenses were partially offset by $170 thousand less in Research and development expenses.

Cash Flows used in Investing Activities

Net cash used in investing decreased $286 thousand during the nine months ended September 30, 2022 compared to the same period 2021. The decrease was due to capitalized legal and professional fees that did not reoccur during the nine months ended September 30, 2022. The capitalized legal and professional fees during the period September 30, 2021 related to our asset acquisition from Primus during 2020, but were not paid until 2021.

Cash Flows from Financing Activities

Net cash provided by financing activities increased $1.7 million during the nine months ended September 30, 2022 compared to the same period in prior year. The increase was primarily due to Member’s Equity capital contributions by our parent entity (Holdings) to fund our ongoing operations.

Summary Statement of Cash Flows for the Year Ended December 31, 2021 and Period from July 31, 2020 (Inception) to December 31, 2020

	For the Year Ended December 31, 2021	For The Period From July 31, 2020 (Inception) to December 31, 2020
Net cash used in operating activities	$(2,626,534)	$(883,640)
Net cash used in investing activities	(290,096)	(1,800,000)
Net cash provided by financing activities	1,952,992	3,734,916
Net increase (decrease) in cash and cash equivalents	$(963,638)	$1,051,276

Cash Flows used in Operating Activities

Net cash used in operating activities increased by approximately $1.7 million for the year ended December 31, 2021 compared to the period from July 31, 2020 (inception) to December 31, 2020 due to a higher net loss related to higher General and administrative and Research and development expenses during the year ended December 31, 2021 as well as seven additional months during the year ended December 31, 2021 versus the period from inception (July 31, 2020) to December 31, 2020. The higher net loss was partially offset by a $121 thousand decrease in prepaid expenses related to lower general liability insurance premiums and a $66 thousand increase in accrued liabilities related to employee bonus accruals.

Cash Flows used in Investing Activities

Net cash used in investing activities decreased by approximately $1.5 million for the year ended December 31, 2021 compared to the period from July 31, 2020 to December 31, 2020 due to approximately $1.8 million related to the acquisition of certain intellectual property from Primus that did not reoccur in 2021. This was partially offset by capitalized legal and professional fees of approximately $288 thousand during 2021 related to our asset acquisition from Primus during 2020, but were not paid until 2021. The $288 thousand was included in accrued liabilities on our balance sheets as of December 31, 2020.

Cash Flows from Financing Activities

Net cash provided by financing activities decreased approximately $1.8 million for the year ended December 31, 2021 compared to the period from July 31, 2020 to December 31, 2020 due to less Member’s Equity capital contributions by our parent entity (Holdings). $1.8 million of Member’s Equity capital contributions related to our asset acquisition from Primus during 2020 did not reoccur in 2021.

Commitments and Contractual Obligations

As of September 30, 2022, we have no material commitments or contractual obligations. On October 17, 2022, we entered into a ground lease, easement and operations agreement with an initial primary term of 25 years for the site of our first production facility.

Off-Balance Sheet Arrangements

As of September 30, 2022, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Internal Control over Financial Reporting

We have identified material weaknesses in our internal control over financial reporting. A material weakness is deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis. In connection with the preparation of Intermediate’s financial statements as of December 31, 2021 and the period from July 31, 2020 (inception) to December 31, 2020, management of Intermediate noted a material weakness in our internal control over financial reporting related to the understatement of unit-based compensation expense. The understatement of the grant date fair value was due to a revision in the underlying fair value determination, and such revision was not appropriately reflected in the financial statements. Management concluded that the grant date fair value and corresponding incremental expense should be adjusted by recognizing the additional expense in Intermediate’s March 31, 2022 financials. As part of such process, management identified a material weakness in its internal control over financial reporting related to the grant date fair value revision. Additionally, Intermediate did not maintain effective internal control regarding the date on which to apply new accounting standards based upon CENAQ’s elections made as an emerging growth company under the JOBS Act, which required Intermediate to apply new accounting standards as if it were a public business entity.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud, and material weaknesses could limit the ability to prevent or detect a misstatement of accounts or disclosures that could result in a material misstatement of annual or interim financial statements. Intermediate’s management continues to evaluate steps to remediate the material weaknesses. These material weaknesses have not been fully remediated. We are in the early stages of designing and implementing a plan to remediate the material weaknesses identified. Our plan includes the below:

●	Designing and implementing a risk assessment process supporting the identification of risks facing Intermediate.

●	Implementing controls to enhance our review of significant accounting transactions and other new technical accounting and financial reporting issues and preparing and reviewing accounting memoranda addressing these issues.

●	Hiring additional experienced accounting, financial reporting and internal control personnel and changing roles and responsibilities of our personnel as we transition to being a public company and are required to comply with Section 404 of the Sarbanes Oxley Act of 2002.

●	Implementing controls to enable an accurate and timely review of accounting records that support our accounting processes and maintain documents for internal accounting reviews.

We cannot assure you that these measures will significantly improve or remediate the material weaknesses described above. The implementation of these remediation measures is in the early stages and will require validation and testing of the design and operating effectiveness of our internal controls over a sustained period of financial reporting cycles and, as a result, the timing of when we will be able to fully remediate the material weaknesses is uncertain and we may not fully remediate these material weaknesses during the year ended December 31, 2022. If the steps we take do not remediate the material weaknesses in a timely manner, there could be a reasonable possibility that these control deficiencies or others may result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis. This, in turn, could jeopardize our ability to comply with our reporting obligations, limit our ability to access the capital markets and adversely impact our stock price.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in conformity with U.S. GAAP as determined by the FASB. The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses and allocated charges during the reporting period. The following is a summary of certain critical accounting policies and estimates that are impacted by judgments and uncertainties and under which different amounts might be reported using different assumptions or estimation methodologies.

Asset Acquisition

In August 2020, we acquired a demonstration facility, a laboratory, office space, and intellectual property including the patented STG+ process technology under the terms of a purchase agreement with Primus Green Energy, Inc. (“Primus”). Upon acquiring the assets of Primus from the Founders, we performed an assessment as to whether the acquisition should be accounted for as a Business Combination (under ASC Topic 805) or whether the acquisition should be accounted for as an asset acquisition under ASC Topic 805-50.

We determined that substantially all of the fair value of the assets acquired was concentrated in a single identifiable intangible asset representing intellectual property and patented technology and therefore, the acquisition was not considered the acquisition of a business but rather an asset acquisition. Certain other ancillary assets were acquired including a property lease and the related leasehold improvements. After allocating the acquisition cost to physical assets which were deemed immaterial, the remaining value was recorded to a single intangible asset which we referred to as Intellectual Property and Patented Technology.

We further assessed whether the intangible asset would be used in Research and Development activities and whether the intangible asset should be capitalized or expensed. Under ASC Topic 730-10, assets that have alternative future uses should be capitalized. An alternative use includes adaptation of an existing capability to a particular requirement or customer’s need as part of a continuing commercial activity. Another alternative use includes activity, including design and construction engineering, related to the construction, relocation, rearrangement, or start-up of facilities or equipment other than facilities or equipment whose sole use is for a particular research and development project.

We have utilized the intellectual property and patented technology, which is considered to be an adaption of an existing capability of the intellectual property and patented technology, to attempt to meet the contractual requirements of several potential licensing customers including modification to attach our STG+ process technology to existing customer owned methanol production facilities. Further, we have also utilized the intellectual property and patented technology acquired to perform additional modifications to the design and engineering of the commercially viable process island in order to validate the production of other commercially consumed fuels such as diesel and methanol with only minor modifications to the overall process. As a result of these alternative uses, we concluded the intellectual property and patented technology intangible asset has alternative future uses and therefore was capitalized.

As a result, substantially all of the asset purchase price was attributed to the single intangible asset. Accordingly, we recorded $1,925,151 to the intellectual property and patented property intangible asset inclusive of direct transaction costs of $537,500 that were incurred. The intellectual property and patented technology is considered an indefinite lived intangible and is not subject to amortization. We expect to reassess the estimated useful life of the intangible asset following definitive decisions to proceed with the construction of our initial production facility. As of September 30, 2022, December 31, 2021 and 2020, the gross and carrying amount of the unamortized intellectual property and patented technology intangible asset was $1,925,151.

Contingent Consideration

Our parent entity (Holdings), on Intermediate’s behalf, has an arrangement payable to our Chief Executive Officer and a consultant whereby a contingent payment could become payable in the event that certain return on investment hurdles are met within five years of the closing date of the Primus asset purchase. We recognize the liability for such contingent payment on our balance sheets and remeasure the estimated payments under this arrangement and record our best estimate of amounts payable under such arrangement.

Our contingent consideration liability is measured at fair value and based on significant inputs not observable in the market. As such, our contingent consideration liability is classified as a Level 3 fair value measurement within the fair value hierarchy. The valuation of contingent consideration uses assumptions we believe would be made by a market participant. We assess these estimates on an ongoing basis as additional data impacting the assumptions is obtained. Changes in the fair value of contingent consideration related to updated assumptions and estimates are recognized within the consolidated statements of operations.

Contingent consideration may change significantly as capital contributed increases, changes in discount rates, and expected volatility, expected timing of payment (expected term), and probability of payment fluctuate. In evaluating the fair value information, considerable judgment is required to interpret the market data used to develop the estimates. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques could result in materially different fair value estimates.

The fair value of the contingent consideration as of the asset acquisition date and December 31, 2020 was estimated using a concluded Enterprise Value of Intermediate’s business based on a weighting of derived value from the combination of two Income approaches to business valuation (Discounted Cash Flows and Relief from Royalty). Such business value underpinned a Monte Carlo Simulation valuation model to determine the ultimate contingent consideration liability balance.

In measuring the estimated amount payable under this arrangement as of September 30, 2022 and December 31, 2021, we took into consideration a discounted cash flow valuation of the business based on internal projections as well as the business valuation implied by the proposed business combination transaction with CENAQ, which implied a value to existing equity holders of $225,000,000, and also considered the expected timing of the transaction closing which was assumed to occur in the third or fourth quarters of 2022. Such implied value and timing underpinned a Monte Carlo Simulation valuation model utilized in the determination of the contingent consideration liability balance (as similarly used in the prior periods). Primarily as a result of the higher implied value to existing equity holders implied by the CENAQ transaction non-binding term sheet (originally signed in December 2021), the fair value of our contingent consideration liability increased to $8,850,000 as of December 31, 2021. Subsequently, we continued considering the $225,000,000 implied CENAQ transaction equity value together with a discounted cash flow valuation of the business based on internal projections. We also updated our expected timing of transaction closing to occur in the fourth quarter of 2022 or approximately one quarter later than originally conceived as part of the December 31, 2021 valuation. The incremental time added to the expected transaction closing resulted in a higher threshold for achievement based on the internal rate of return hurdle. In addition, the discount rate utilized in the determination also increased primarily as a result of an increase in the risk-free rate. We also updated the probability of payment due to the increased likelihood of forfeiture of the contingent consideration payment as a result of an amendment to the terms and conditions of this contingent payment during the quarter ended September 30, 2022, as discussed further below. Accordingly, we recorded a reduction in contingent consideration totaling $7,181,000 during the nine months ended September 30, 2022, resulting in a contingent consideration liability balance of $1,669,000 as of September 30, 2022.

The contingent consideration liability determination using Monte Carlo Simulation is based on a number of assumptions including expected term, expected volatility, expected dividends, the risk-free interest rate, a discount rate (WACC), and probability of success, a specified contractual return hurdle (based on internal rate of return), and a contractual proportion of excess gain allocable to the contingent payment above the contractual return hurdle.

The following table provides a summary of key inputs utilized in the valuation of the contingent consideration liability as of each balance sheet date:

Inputs	September 30, 2022	December 31, 2021	December 31, 2020
Expected volatility	70.20%	65.80%	56.35%
Expected dividends	0%	0%	0%
Remaining expected term (in years)	0.25	0.60	4.6
Risk-free rate	3.33%	0.29%	0.14% – 0.23%
Discount rate (WACC)	26.3%	23.4%	24.3%
Payment probability	25%	90%	1% – 12.5%
Internal rate of return hurdle	15%	15%	15%
Excess return allocable to contingent payment	10%	10%	10%
Estimated fair value of contingent consideration	$1,669,000	$8,850,000	$40,000

On August 5, 2022, BCF Holdings entered into an agreement with our management and CEO whereby, upon closing of the business combination with CENAQ, the contingent consideration would be forfeited. Following the closing on February 15, 2023, the contingent consideration was forfeited, and this arrangement was terminated.

Unit-Based Compensation

We apply the fair value method under ASC 718, Compensation — Stock Compensation (“ASC 718”), in accounting for unit-based compensation to employees. Service-based units compensation cost is measured at the grant date based on the fair value of the equity instruments awarded and is recognized over the period during which an employee is required to provide service in exchange for the award, or the requisite service period, which is usually the vesting period. The fair value of the equity award granted is estimated on the date of the grant. Performance-based units are expensed on a straight-line basis over the requisite service period, based on the probability of achieving the performance goal, with changes in expectations recognized as an adjustment to earnings in the period of the change. If the performance goal is not met, no unit-based compensation expense is recognized and any previously recognized unit-based compensation expense is reversed. Forfeitures of Performance-Based units are estimated at the grant date based on historical rates of stock award activity and reduce the unit-based compensation expense recognized.

Impairment of Intangible Assets

A qualitative assessment of indefinite-lived intangible assets is performed in order to determine whether further impairment testing is necessary. In performing this analysis, we consider macroeconomic conditions, industry and market considerations, current and forecasted financial performance, entity-specific events and changes in the composition or carrying amount of net assets under the quantitative analysis, intellectual property and patents are tested for impairment using a discounted cash flow approach and tested for impairment using the relief-from-royalty method. If the fair value of an indefinite-lived intangible asset is less than its carrying amount, an impairment loss is recognized equal to the difference.

Since our formation, we have considered a mix of information in monitoring the risks associated with impairment through the use of various valuation analyses which were used to measure the estimated fair value of our stock-based incentive awards and contingent consideration arrangement (discussed above). In addition, we considered market transactions (such as our business combination with CENAQ). As discussed above, substantially all of the value of the acquired assets from Primus was attributable to the intellectual property and patented technology. Such technology has remained our core asset since our acquisition and we have continued to develop such technology and expand its application to other feedstocks.

In connection with the valuation of our stock-based incentive units granted to management, we determined our estimated enterprise value utilizing a mix of market approach, discounted cash flow and relief from royalty methods in the determination and such estimated enterprise value exceeded the carrying amount of this intangible asset by a substantial amount.

During the year ended December 31, 2021 and the nine months ended September 30, 2022, we placed the most weight to our business combination with CENAQ in concluding that no impairment testing was required. We also leveraged the valuation analyses prepared in the measurement of our contingent consideration as discussed in detail above. Such transaction implies an estimated $225,000,000 valuation of our current owners which served to support management’s conclusion that fair value of our indefinite-lived intangible asset is greater than its carrying amount by a substantial amount, and no impairment charges were recognized in any of the periods presented.

Impairment of Long-Term Assets

We evaluate the carrying value of long-lived assets when indicators of impairment exist. The carrying value of a long-lived asset is considered impaired when the estimated separately identifiable, undiscounted cash flows from such asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated cash flows discounted at a rate commensurate with the risk involved. There were no impairment charges in any of the periods presented.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and comply with the requirements that apply to non- emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We expect to be an emerging growth company at least through 2023. CENAQ has previously elected to irrevocably opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time public companies adopt the new or revised standard.

Recent Accounting Pronouncements

There is no new accounting guidance issued but not yet effective that would have a material impact to our current financial statements.